Exhibit 99.1

FOR IMMEDIATE RELEASE

Wednesday, June 19, 2013

7:30 A.M. CDT

ROBERT DECHERD TO RETIRE AS CEO IN SEPTEMBER;

JIM MORONEY TO SUCCEED HIM

DALLAS - A. H. Belo Corporation (NYSE: AHC) announced today that Robert W. Decherd, its Chief Executive Officer since the Company’s spin-off from Belo Corp. in February 2008, will retire as CEO in September and be succeeded by James M. (Jim) Moroney III. Moroney is currently executive vice president of the Company and publisher and CEO of The Dallas Morning News.

Decherd, 62, will become vice chairman of the Board of Directors and continue to serve as a member of the Board. Moroney, 56, will maintain his role as publisher and CEO of The Morning News. Moroney will be elected to the Board of Directors at its regular meeting in September.

John P. Puerner, A. H. Belo’s Lead Director, said, “This leadership transition has been a focus for the Board and Robert over the past 12 months and we are very pleased that an executive of Jim’s caliber and experience is going to lead the Company as it continues along the path to a digital operating platform. Since its spin-off from Belo Corp., A. H. Belo has made great strides in a very difficult industry environment. We are confident that under Jim’s direction, we can seize upon opportunities to diversify revenues while maintaining the Company’s journalistic mission.”

In addition to serving as A. H. Belo’s CEO for the past 5 1/2 years, Decherd was Chief Executive Officer of Belo Corp. from 1987 until 2008. He will complete 40 years of employment with the two companies in September. During Decherd’s tenure as CEO of Belo Corp., the company increased four-fold in size and Belo played a leading role in public policy matters related to the newspaper and network-affiliated television businesses. Belo’s newspaper and television news operations received nine Pulitzer Prizes and more DuPont-Columbia and Peabody awards for journalistic excellence than any owner of local television stations from 1980 to 2013.

Moroney has been publisher and CEO of The Morning News since June 2001 and has led the newspaper during a period of journalistic achievement and dramatic change. The Morning News has won three Pulitzer Prizes since 2001. Moroney has been active in a wide range of newspaper industry matters and completed a term as chairman of the Newspaper Association of America in April. Prior to becoming CEO of The Morning News, Moroney held numerous roles in Belo’s senior management, including president of its Television Group and president of Belo Interactive.

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ROBERT DECHERD TO RETIRE AS CEO IN SEPTEMBER;

JIM MORONEY TO SUCCEED HIM

June 19, 2013

Page Two

Conference Call

A. H. Belo will conduct a conference call on Wednesday, June 19 at 1:00 p.m. CDT to discuss this transition. The conference call will be available via webcast by accessing the Company’s website (www.ahbelo.com/invest) or by dialing 1-800-288-8961 (USA) or 612-332-0226 (International). A replay line will be available at 1-800-475-6701 (USA) or 320-365-3844 (International) from 3:30 p.m. CDT on June 19 until 11:59 p.m. CDT on June 26, 2013. The access code for the replay is 296067.

About A. H. Belo Corporation

A. H. Belo Corporation (NYSE: AHC), headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates four daily newspapers and related websites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of nine Pulitzer Prizes; The Providence Journal, the oldest continuously-published daily newspaper in the United States and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving the Inland Southern California region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes various niche publications targeting specific audiences, and its investments include Classified Ventures, owner of Cars.com, and Wanderful Media, owner of Find&Save. A. H. Belo offers digital marketing solutions through 508 Digital and Speakeasy and also owns and operates commercial printing, distribution and direct mail service businesses. Additional information is available at www.ahbelo.com or by contacting Alison K. Engel, Senior Vice President/Chief Financial Officer, at 214-977-2248.

Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, impairments, business initiatives, pension plan contributions and obligations, real estate sales, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership methods, patterns and demography; and audits and related actions by the Alliance for Audited Media; challenges implementing increased subscription pricing and new pricing structures; challenges in achieving expense reduction goals in a timely manner, and the resulting potential effects on operations; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by existing and new competitors and suppliers; consumer acceptance of new products and business initiatives; labor relations; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; pension plan matters; general economic conditions and changes in interest rates; significant armed conflict; acts of terrorism; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K, and in the Company’s other public disclosures and filings with the Securities and Exchange Commission.